Summary of Termination Agreement

1	Parties

Party A: Hubei Chutian Radio and Television Information Network Co., Ltd.

Party B: Jinan Youxiantong Network Technology Co., Ltd.

Party C: Hubei Chutian Video Communication Network Co., Ltd.

2	Effective Date

March 22, 2012.

3	Facts Confirmed by the Parties

3.1	Party A and Party B established Party C. Party A, B and C have entered into a series of agreements (Transaction Agreements) regarding the cooperation among them.

3.2	Pursuant to the Transaction Agreements, the following payments have been made between Party B and Party C:

(1)	Party B, as a shareholder, contributed RMB 51 million to Party C, with RMB 49 million designated as registered capital and the remaining RMB 2 million as a capital reserve;
(2)	Party B provided RMB 323.14 million to Party C as shareholder supporting funds; and
(3)	Party C paid RMB 79.32 million to Party B as a guarantee on the return of Party B’s investment.

3.3	Pursuant to the Transaction Agreements, Party B is still obligated to make the following payments to Party C:

(1)	RMB 5.36 million as shareholder supporting funds; and
(2)	RMB 10 million as a fee for the use of the capital (in two tranches, of RMB 7 million and RMB 3 million).

4	Termination of Transaction Agreements

As of the Effective Date, all Transaction Agreements entered into among the Parties prior to the Effective Date shall be terminated.

5	Settlements

The Parties agree to do the following in order to clear all outstanding claims and liabilities among them:

5.1	1st installment (RMB 50 million): Upon the Effective Date, Party A shall immediately pay RMB 50 million to Party B as termination compensation.

5.2	2nd installment (RMB 101 million): Within 15 business days after the Effective Date, Party A and Party B shall enter into an Equity Transfer Agreement (Equity Transfer Agreement), under which Party B will be obligated to transfer all its shares in Party C, accounting for 49% of the total shares in Party C, to Party A for RMB 51 million.

Within 15 business days after the execution of the Equity Transfer Agreement, Party A and Party B shall submit a registration application for such equity transfer to the local Administration of Industry and Commerce. Upon such submission, Party A shall pay Party B the purchase price of RMB 51 million in a lump sum along with RMB 50 million from the supporting funds, on behalf of Party C (totaling RMB 101 million).

At that time, Party A shall also present bank guarantee letters to Party B guaranteeing that Party A, on behalf of Party C, will pay, or Party C will directly pay, Party B the remaining supporting funds pursuant to the payment schedule in Article 5.3 below.

5.3	Remaining payments: Party A shall return the remaining supporting funds of RMB 223.14 million in installments to Party B, on behalf of Party C, within three months after the execution of the Equity Transfer Agreement (i.e. no later than [–], 2012). For any amount that is not paid in full according to the payment schedule below, annual interest of 15% shall be charged on the overdue amount:

5.3.1	Within one month after the execution of the Equity Transfer Agreement, Party A shall pay Party B RMB 50 million of the remaining supporting funds;
5.3.2	Within two months after the execution of the Equity Transfer Agreement, Party A shall pay Party B an additional RMB 50 million of the remaining supporting funds; and
5.3.3	Within three months after the execution of the Equity Transfer Agreement, Party A shall pay Party B the total remaining amount of RMB 123.14 million.

5.4	Where Party A is unable to pay the full amount on time, Party B shall be entitled to collect any such amount owed directly from Party C’s revenue.

5.5	Party B does not need to: (i) return to Party C the RMB 79.32 million guarantee for return on investment, (ii) pay to Party C the capital use fee of RMB 10 million, or (iii) pay to Party C the remaining supporting funds of RMB 5.36 million. Party C shall provide a board resolution to confirm the above arrangement.

5.6	After fulfillment of the above arrangement, there shall be no outstanding claims or liabilities among the Parties.